REDACTED COPY

EXHIBIT 10.40

ADMINISTRATIVE SUPPORT SERVICES AGREEMENT

by and between

MIDWEST PHYSICIANS SERVICES, LLC

and

ST. PAUL RADIOLOGY, P.A.

July 16, 2007

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ARTICLE V INSURANCE		7

5.1	Insurance to be Maintained by Support Services Company	7
5.2	Insurance to be Maintained by SPRPA	8

ARTICLE VI CONFIDENTIALITY		8

6.1	Confidentiality	8
6.2	HIPAA	8
6.3	Remedies	9

ARTICLE VII FINANCIAL ARRANGEMENTS		9

7.1	Management Fee Payable to Support Services Company	9
7.2	Reimbursement of Expenses	9
7.3	Monthly Invoice	9
7.4	Audits	9
7.5	Legal Costs	9
7.6	Disputes	10

ARTICLE VIII TERM AND TERMINATION		10

8.1	Term	10
8.2	Termination	10
8.3	Intentionally Omitted
8.4	Fundamental Regulatory Change.	11

ARTICLE IX LIMITATION ON LIABILITY		12

ARTICLE X LICENSE OF NAME AND MARKS		12

10.1	License of Name and Marks	12

ARTICLE XI GENERAL		12

11.1	Relationship of Parties	12
11.2	Notices	12
11.3	Section Captions	13
11.4	Applicable Law	13
11.5	Severability; Interpretation	13
11.6	Binding Effect	13
11.7	Terminology	14
11.8	Amendment	14
11.9	Parties in Interest	14
11.10	Counterparts	14
11.11	Dispute Resolution	14
11.12	Access to Books and Records by Governmental Officials	15
11.13	Entire Agreement	15
11.14	Waiver	15

Exhibit 1.24	Reimbursable Expenses
Exhibit 2.2.2	Federal Health Care Programs and Other Third Party Payors with which SPRPA and/or Radiologists Participate
Exhibit 2.2.6	SPRPA Corporate Compliance Program
Exhibit 6.2	HIPAA Business Associate Agreement

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ADMINISTRATIVE SUPPORT SERVICES AGREEMENT

THIS AGREEMENT (“Agreement“) is made and entered into as of this 16 day of July, 2007 (“Effective Date“) by and between Midwest Physicians Services, LLC., a Minnesota limited liability company (“Support Services Company“), and St. Paul Radiology, P.A., a Minnesota professional firm (“SPRPA“).

RECITALS

A. Support Services Company is in the business of providing non-medical, administrative and other support services related to radiology;

B. SPRPA is a professional firm pursuant to Minnesota Statutes, Chapter 319B and is authorized to practice medicine in Minnesota through employed radiologists (“Radiologists“); and

C. SPRPA desires to engage Support Services Company to provide certain non-medical, administrative and other support services as are appropriate for the day-to-day management of SPRPA, and Support Services Company desires to provide such non-medical services all upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, SPRPA and Support Services Company agree as follows:

ARTICLE I

DEFINITIONS

1.1 “Agreement” shall mean this Administrative Support Services Agreement by and between Midwest Physicians Services, LLC and St. Paul Radiology, P.A.

1.2 “Board of Directors” shall mean the Board of Directors of SPRPA.

1.3 “Business Associate” shall have the meaning set forth in 45 C.F.R. § 160.103.

1.4 “Confidential Information” shall mean confidential information and trade secrets of the other party that are not generally available to the public or to the business community, which may include, but are not limited to: marketing studies, marketing memoranda, data bases, reports, vendor names and arrangements, products, services, business plans, and patient information and records (other than de-identified data as provided in Section 6.2 hereof), SPRPA’s pricing, payor terms and conditions and other materials or records of a proprietary nature.

1.5 “Corporate Compliance and Billing Committee” shall mean SPRPA’s Corporate Compliance and Billing Committee or such committee by another name overseeing SPRPA’s corporate compliance and billing activities.

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1.6 “Corporate Compliance and Billing Program” shall mean SPRPA’s corporate compliance and billing policies and procedures, as adopted by the Board of Directors or the Corporate Compliance Committee from time to time.

1.7 [Intentionally left blank.]

1.8 “DRT” shall mean Dispute Resolution Team as described in Section 11.11.

1.9 “Effective Date” shall mean July 16, 2007.

1.10 “Federal Health Care Program” shall mean any plan or program that provides health benefits, whether directly, through insurance, or otherwise, which is funded directly, in whole or in part, by the United States Government, or any state health care program either approved under the Social Security Act or receiving federal funds.

1.11 “Fundamental Provision” is any provision that, if deemed unenforceable, would deny either party of a material benefit that such party reasonably anticipated receiving under this Agreement.

1.12 “Fundamental Regulatory Change” shall mean any circumstance in which any Fundamental Provision or underlying purpose of this Agreement, or the association of the parties pursuant to this Agreement, becomes violative of the rules, regulations or reimbursement policies of any applicable federal or state statute, rule, or regulation, or administrative or judicial decision, as further described in Section 8.4.

1.13 “Indemnified Party” shall mean a party entitled to indemnification under Section 4.3.

1.14 “Indemnifying Party” shall mean a party obligated to provide indemnification to an indemnified party under Section 4.3.

1.15 “Knowledge” shall mean (i) the actual knowledge of any of any of the following individuals: Mark Kleinschmidt, Joseph Tashjian, Jerry Gehling and Barry Lindo and (ii) knowledge as would have or should have come to the attention of any of such named individuals in the course of preparing and negotiating this Agreement and the related Exhibits, documents, certificates or other writings or in the course of discharging such individual’s duties with respect to SPRPA, MWR or Support Services Company in a reasonable and prudent manner consistent with sound business practice.

1.16 “Management Fee” shall mean the fee SPRPA shall pay to Support Services Company which is equal to [***] of SPRPA’s Net Revenues.

1.17 “Material Adverse Effect” shall mean any change, event, inaccuracy, circumstance or effect, individually or when aggregated with other changes, events, violations, inaccuracies, circumstances or effects, that is materially adverse to the business, assets, products, liabilities, financial condition, results of operations or prospects of SPRPA.

1.18 “Medicaid” shall mean the Federal Health Care Program established by Title XIX of the Social Security Act.

1.19 “Medicare” shall mean the Federal Health Care Program established by Title XVIII of the Social Security Act.

1.20 “MWR” shall mean Midwest Radiology, LLC, a Minnesota limited liability company.

1.21 “Net Revenues” shall mean [***]

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1.22 “Radiologists” shall mean radiologists employed by SPRPA to provide professional radiology services through SPRPA, who are licensed in the states in which the services are provided, in accordance with applicable law.

1.23 “Reimbursable Expenses” shall mean those expenses of SPRPA that are paid by Support Services Company as further described on Exhibit 1.23.

1.24 “SPRPA” shall mean St. Paul Radiology, P.A., a Minnesota professional firm.

1.25 “SPRPA Bank Account” shall mean a bank account of SPRPA designated by SPRPA for the deposit of payments for all patient care services provided by Radiologists or such other accounts of SPRPA to which Support Services Company shall have access in order to perform services under this Agreement.

1.26 “SPRPA Employees” shall mean all Radiologists, nurses and advance practice nurses, employees of the SPRPA Vein Center, employees of the Interventional Clinic that are not MWR employees and three professional assistant employees of SPRPA who assemble patient data and files to assist the Radiologists.

1.27 “Support Services Company” shall mean Midwest Physicians Services, LLC, a Minnesota limited liability company.

1.28 “Term” shall mean the initial term and any renewal term of this Agreement.

1.29 “Transition Period” shall mean the 120 days immediately following termination of this Agreement.

ARTICLE II

ENGAGEMENT AND DUTIES OF SUPPORT SERVICES COMPANY

2.1 Engagement of Support Services Company. SPRPA hereby engages Support Services Company as the sole and exclusive support services company, to perform the administrative duties specified in Section 2.3 upon the terms and subject to the conditions set forth herein, and Support Services Company accepts such engagement.

2.2 Allocation of Responsibilities; SPRPA Representations and Warranties. Support Services Company is and shall be principally and primarily responsible for performing and discharging the duties and responsibilities assigned to Support Services Company under this Agreement. It is agreed and understood that SPRPA is relying on Support Services Company to timely and properly perform all such duties and responsibilities. Notwithstanding the foregoing, SPRPA, through its Board of Directors and Corporate Compliance and Billing Committee, shall at all times monitor and exercise control over the affairs of the Radiologists and SPRPA and discharge SPRPA’s regulatory compliance responsibilities that cannot be delegated to third parties under state and federal laws (including without limitation under Chapter 319B of Minnesota Statutes) and accreditation requirements, with Support Services Company continuing to provide regulatory advisory services as historically

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provided to SPRPA, and providing such other services to the extent required hereunder in each case, to the extent permitted by law. Each party agrees that in the event that they become aware of a compliance concern that appears to be related to the other party’s conduct, they will promptly raise the issue with the other party, who will promptly investigate and report back to the other party. The following representations and warranties are made as of the date of this Agreement:

2.2.1 The parties hereto acknowledge and agree that Support Services Company is not authorized or qualified to engage in any activity that may be construed or deemed to constitute the practice of medicine, and that nothing herein shall be construed as the practice of medicine by Support Services Company. SPRPA shall be solely responsible for assuring that medical professional matters shall be within the purview of one or more Radiologists. To the extent that any act or service required of Support Services Company is construed or deemed to constitute the practice of medicine, Support Services Company is released from any obligation to provide, and SPRPA shall be deemed not to have requested or required Support Services Company to provide, such act or service without otherwise affecting the other terms of this Agreement.

2.2.2 SPRPA hereby represents and warrants that SPRPA and each of the Radiologists are eligible to receive Medicare and Medicaid reimbursement, SPRPA and each Radiologist is a provider with valid and current provider agreements and with one or more provider numbers with Medicare and Medicaid programs either directly or through intermediaries and have not been excluded, suspended or, to the Knowledge of SPRPA, notified that SPRPA or any Radiologist is about to be excluded or suspended from participation in Federal Health Care Programs. SPRPA and each of the Radiologists are in compliance with the conditions of participation for the Federal Health Care Programs identified as Exhibit 2.2.2 to this Agreement and have received all licenses, certifications or other approvals or qualifications necessary for reimbursement or payment by each Federal Health Care Program identified on Exhibit 2.2.2 to this Agreement, and there is not pending, nor to the Knowledge of SPRPA threatened, any proceeding or investigation under any such Federal Health Care Program involving SPRPA, any Radiologist or, to the Knowledge of SPRPA, any persons who have provided services through SPRPA. Any forms or reports required to be filed with governmental authorities on or before the date hereof have been properly filed and are complete and correct in all material respects. Support Services Company shall assist SPRPA in obtaining and monitoring all such licenses, certifications or other approvals and reporting in relation thereto.

2.2.3 The parties hereby agree that the benefits hereunder do not require, and are not, payment or compensation in cash or in kind for, and are not in any way contingent upon, any arrangement for the provision of any item or service offered by Support Services Company to SPRPA or the Radiologists related to services provided by any Federal Health Care Program ,other than as provided under this Agreement.

2.2.4 SPRPA hereby further represents and warrants that, for periods on or prior to the Effective Date of this Agreement, billings, reimbursement claims and billing practices of SPRPA and the Radiologists, to all patients and to third party payors, including Federal Health Care Programs and private insurance companies, are and have been in compliance with all applicable laws and all policies of such third party payors and Federal Health Care Programs except where the failure to do so would not have a Material Adverse Effect, and to the Knowledge of SPRPA neither SPRPA nor the Radiologists, nor any person or entity acting on their behalf, have billed or received any payment or reimbursement in excess of amounts allowed by law or by applicable contract, which amounts have not been repaid or will not be repaid as soon as practicable after the date hereof. All of SPRPA’s or the Radiologists’ billings and claims were, when filed, complete and correct except where the failure to do so would not have a Material Adverse Effect. All of SPRPA’s or the Radiologists’ contracts with third party payors are listed on Exhibit 2.2.2 to this Agreement. Support Services Company shall hereafter be responsible for implementing billing policies and for accurate coding, in accordance with the policies approved by and under the direction of SPRPA’s Board of Directors or Corporate

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Compliance and Billing Committee, and based upon documentation supplied by the Radiologists. Support Services Company shall assist SPRPA in meeting the requirements for continued qualification to participate with all third party payors with which SPRPA and the Radiologists participate, including but not limited to Federal Health Care Programs.

2.2.5 SPRPA represents and warrants that neither SPRPA nor any member, affiliate, director, officer or employee of SPRPA, including but not limited to the Radiologists, nor any agent acting on behalf of or for the benefit of any of the foregoing, has directly or indirectly in connection with SPRPA: (i) offered or paid any remuneration, in cash or in kind, to or made any financial arrangements with, any past, present or potential customers, past or present suppliers, patients, medical staff members, contractors or third party payors of SPRPA or the Radiologists in order to obtain business or payments from such persons other than in the ordinary course of business; (ii) given or agreed to give, or knows that there has been made or that there is any agreement to make, any gift or gratuitous payment of any kind, nature or description (whether in money, property or services) to any customer or potential customer, supplier or potential supplier, contractor or third party other than in connection with promotional or entertainment activities in the ordinary course of business and in compliance with SPRPA’s Corporate Compliance Program; (iii) made or agreed to make, or knows that there has been made or that there is any agreement to make, any contribution, payment or gift of funds or property to, or for the private use of, any governmental official, employee or agent where either the contribution, payment or gift or the purpose of such contribution, payment or gift is or was illegal under the laws of the United States or under the laws of any state or any other governmental authority having jurisdiction over such payment, contribution or gift; (iv) established or maintained any unrecorded fund or asset for any purpose or made any misleading, false or artificial entries on any of its books or records for any reason; or (v) made or agreed to make, or knows that there has been made or that there is any agreement to make, any payment to any person with the intention or understanding that any part of such payment would be used for any purpose other than that described in the documents supporting such payment.

2.2.6 Attached as Exhibit 2.2.6 to this Agreement is a copy of SPRPA’s current Corporate Compliance Program, including all program descriptions, compliance officer and committee descriptions, ethics and risk area policy materials, training and education materials, auditing and monitoring protocols, reporting mechanisms, and disciplinary policies. SPRPA further represents and warrants that except as described on Schedule 2.2.6, neither SPRPA nor any Radiologist (i) is a party to a Corporate Integrity Agreement with the Office of the Inspector General of the Department of Health and Human Services, (ii) has reporting obligations pursuant to any settlement agreement entered into with any governmental authority, (iii) to SPRPA’s Knowledge, has been the subject of any Federal Health Care Program investigation, (iv) has been a defendant in any qui tam/False Claims Act litigation (other than by reason of any unsealed complaint of which SPRPA has no Knowledge), (v) has been served with or received any search warrant, subpoena or civil investigation demand or to the Knowledge of SPRPA any other communication alleging wrongdoing of SPRPA or any Radiologist by or from any governmental body (except in connection with medical services provided to third parties who may be parties in medical malpractice cases or the subject of investigation into conduct unrelated to the operations of SPRPA or the Radiologists), and (vi) has received any complaints from employees, independent contractors, vendors, physicians or any other person that allege that SPRPA has violated any law.

2.3 [***]

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2.4 Financial Obligations of Parties. Notwithstanding anything herein to the contrary, Support Services Company shall be under no financial obligation to pay any debts of SPRPA or to provide or pay for the salary or benefits of the SPRPA Employees.

2.5 Compensation and Employee Benefit Plans. SPRPA is solely responsible and liable for SPRPA’s adoption, sponsorship and maintenance of and participation in any employee benefit plan. Support Services Company will provide only ministerial services with respect to such employee benefit plans as directed by SPRPA. Support Services Company is neither a fiduciary of, nor responsible for any coverage or non-discrimination testing with respect to, any such employee benefit plan.

ARTICLE III

COLLECTION AND EXPENDITURE OF SPRPA FUNDS; REIMBURSEMENT

3.1 Billing. In connection with the billing and collection services to be provided hereunder, SPRPA hereby grants to Support Services Company an exclusive right to bill in SPRPA’s name and on SPRPA’s behalf all claims for reimbursement from patients and all third-party payors or fiscal intermediaries or carriers for all patient care services performed by the Radiologists (if approved by the Radiologists).

3.1.1 For services billed on behalf of SPRPA, the patient shall be directed to remit payment to SPRPA and, upon receipt of the payments, Support Services Company shall deposit the proceeds into an SPRPA Bank Account. Any payments that are made directly to Support Services Company shall be deposited in the SPRPA Bank Account. Support Services Company shall keep an accurate record of all receipts for Radiologists’ Services. Support Services Company is hereby authorized to reasonably administer, on SPRPA’s behalf, all accounts receivable generated by SPRPA and the Radiologists billings and claims for reimbursement, including, but not limited to, extending the time of payment of any such accounts for cash, credit or otherwise; discharging or releasing the obligors of any such accounts; suing, assigning or selling at a discount such accounts to collection agencies; and taking other reasonable measures to secure the payment of any such accounts; provided, however, that extraordinary collection measures, including but not limited to filing lawsuits, discharging or releasing obligors or assigning or selling accounts at a discount to collection agencies in individual amounts in excess of $10,000, shall not be undertaken without the prior written agreement of SPRPA and Support Services Company.

3.1.2 Support Services Company shall be responsible for reconciling and applying the deposits related to accounts receivable collections.

3.2 Expenditures. Support Services Company shall prepare checks for expenditures to be made by SPRPA and obtain the signature of a designated SPRPA representative on such instruments.

3.3 Accounting. Support Services Company shall make available to SPRPA, within 30-days after the close of each month during the Term, an accounting of all deposits into and withdrawals from the SPRPA Bank Accounts. Upon request of SPRPA, Support Services Company shall make available to SPRPA reasonable documentation evidencing the source of funds deposited into the SPRPA Bank Accounts and the use of amounts withdrawn from the SPRPA Bank Accounts.

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ARTICLE IV

INDEMNIFICATION

4.1 Indemnification by SPRPA. SPRPA shall indemnify and hold Support Services Company and its officers, directors, employees and agents harmless from and against any and all actions, suits, proceedings, demands, assessments, judgments, losses, liabilities, damages and costs (including, without limitation, reasonable attorneys’ fees and expenses) resulting from: [***]

4.2 Indemnification by Support Services Company. Support Services Company shall indemnify and hold SPRPA and its members, officers, managers, directors, governors, and agents and SPRPA Employees harmless from and against any and all actions, suits, proceedings, demands, assessments, judgments, losses, liabilities, damages and costs (including, without limitation, reasonable attorneys’ fees and expenses) resulting from: [***]

4.3 Defense of Claims. In the event that any claim is asserted against a party which is entitled to indemnification hereunder as an Indemnified Party, the Indemnified Party shall promptly after learning of such claim, notify the Indemnifying Party thereof in writing; provided, however, that the failure of the Indemnified Party to give prompt notice of such claim as aforesaid shall not relieve the obligation of the Indemnifying Party with respect to such claim, except to the extent that the Indemnifying Party is prejudiced by the failure of the Indemnified Party to provide such notice. The Indemnifying Party shall have the right, by giving written notice to the Indemnified Party within ten (10) calendar days after receipt from the Indemnified Party of notice of such claim (which notice must include an acceptance of indemnification responsibility for such claim by the Indemnifying Party in favor of the Indemnified Party), to conduct at its expense the defense against such claim in its own name, or, if the Indemnifying Party shall fail to give such notice, it shall be deemed to have elected not to conduct the defense of the subject claim, and in such event the Indemnified Party shall have the right to conduct such defense and to compromise and settle the claim without prior consent of the Indemnifying Party. In the event that the Indemnifying Party elects to conduct the defense of the subject claim, the Indemnified Party will cooperate with and make available to the Indemnifying Party such assistance and materials as may be reasonably requested by him, all at the expense of the Indemnifying Party, and the Indemnified Party shall have the right at its expense to participate in the defense, provided that the Indemnified Party shall have the right to compromise and settle the claim only with the prior written consent of the Indemnifying Party. No legal proceeding in which the Indemnified Party is named as a party shall be settled by the Indemnifying Party without the Indemnified Party’s prior written consent unless such settlement or compromise (a) affects no substantive rights of the Indemnified Party, (b) involves a complete release of and no admission of fault by the Indemnified Party, and (c) creates no obligations or liabilities for the Indemnified Party. Any judgment entered or settlement agreed upon in the manner provided herein shall be binding upon the Indemnifying Party, and shall conclusively be deemed to be an obligation with respect to which the Indemnified Party is entitled to indemnification hereunder.

4.4 Survival. The provisions of this Article IV shall survive termination of this Agreement.

ARTICLE V

INSURANCE

5.1 Insurance to be Maintained by Support Services Company. Support Services Company on its own behalf shall maintain:

5.1.1 Such workers compensation, employer’s liability or similar insurance as may be required under law to cover Support Services Company’s employees who provide services to SPRPA pursuant to this Agreement, and such additional coverages which Support Services Company shall deem advisable; and

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5.1.2 Such other insurance in type and amount of not less than the following: general liability – One Million Dollars per claim and Two Million Dollars aggregate; umbrella liability – Five Million Dollars; fiduciary – One Million Dollars; which insurance shall protect Support Services Company and its employees, agents and representatives, against claims, liabilities and losses which may be asserted or incurred, arising in the course of Support Services Company’s performance of its duties hereunder and Support Services Company will provide proof of such coverage upon request. All insurance required hereunder shall be written with a reputable insurance company or companies.

5.2 Insurance to be Maintained by SPRPA. Support Services Company, pursuant to Section 2.3, shall assist SPRPA’s broker to obtain and maintain the following insurance coverages for and on behalf of SPRPA:

5.2.1 Such workers compensation, employer’s liability or similar insurance as may be required under law to cover SPRPA Employees, and such additional coverages (including malpractice coverages) which SPRPA and/or Support Services Company shall reasonably deem advisable; and

5.2.2 Such other insurance in type and amount SPRPA deems appropriate to protect SPRPA, SPRPA Employees and SPRPA’s agents and representatives, against claims, liabilities and losses which may be asserted or incurred, arising in the course of SPRPA’s performance of its duties hereunder. All insurance required hereunder shall be written with a reputable insurance company or companies.

ARTICLE VI

CONFIDENTIALITY

6.1 Confidentiality. Each party acknowledges, and shall cause each of its members and owners, for itself and on behalf of its members and owners to acknowledge, that in connection with this Agreement, each party and its owners and members may acquire Confidential Information of the other party. In order to protect the Confidential Information, each party covenants for itself, and shall cause each of its members and owners to covenant, that: (i) at any time, either during or subsequent to the Term, each party and its members and owners will not, without the other party’s prior written consent, disclose to others, use directly or indirectly for the benefit of others, copy or permit to be copied the Confidential Information, except in pursuance of their duties and obligations under this Agreement or except as otherwise required by law; and (ii) promptly upon the expiration or earlier termination of this Agreement for any reason, the parties and their owners and members will return to the respective other party originals and copies of all reports, records, memoranda and other materials that contain the Confidential Information of the other party, including originals and copies of all such reports, records, memoranda and other materials prepared by the other party.

Furthermore, the Support Services Company shall ensure that all pricing and other payor information it receives in the provision of services for SPRPA under this Agreement shall be kept private and confidential and shall not be shared with any other person nor will such information be shared with any individual who is involved in any negotiations with payors on behalf of other imaging providers that may compete with SPRPA.

6.2 HIPAA. The Parties acknowledge and agree that in the provision of services under this Agreement, Support Services Company is a Business Associate of SPRPA under the Privacy Rule (as defined in the HIPAA Business Associate Agreement, attached hereto as Exhibit 6.2 and incorporated herein by reference). Notwithstanding anything to the contrary in this Agreement, SPRPA is the sole and rightful owner of all data and information that Support Services Company has generated or will generate, directly or indirectly, in connection with

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the provision of services that it has rendered or will render to SPRPA; provided SPRPA hereby grants Support Services Company a license to access and use (i) all such data and information to perform its obligations under this Agreement and (ii) “de-identified” data and information, as defined by the Privacy Rule and as referenced in attached Exhibit 6.2, pursuant to the data license between the parties of even date herewith.

6.3 Remedies. Each of the parties acknowledge that a breach of Section 6.1 or 6.2 would result in irreparable damage to the other party, and, without limiting other remedies which may exist for a breach of Section 6.1 or 6.2, each party agrees that Section 6.1 or 6.2 may be enforced by temporary restraining order, temporary injunction, or permanent injunction restraining violation thereof, pending or following a trial on the merits, and the prevailing party shall be entitled to reimbursement of all of the prevailing party’s fees and expenses incurred in connection with any such enforcement. Each party waives the claim or defense that an adequate remedy at law for such a breach exists. The covenants and provisions contained in this Article VI shall survive the expiration or earlier termination of this Agreement.

ARTICLE VII

FINANCIAL ARRANGEMENTS

7.1 Management Fee Payable to Support Services Company. For the administrative support services rendered by Support Services Company pursuant to this Agreement, SPRPA shall pay Support Services Company a Management Fee monthly in arrears (for the previous month) based upon invoices to be provided by Support Services Company to SPRPA as indicated under Section 7.3 below. The parties to this Agreement hereby agree that the charges for services hereunder constitute fair market value for the services provided hereunder and that the benefits to SPRPA hereunder do not require, and are not payment or compensation in cash or in kind for, and are not in any way contingent upon the admission, referral or any other arrangement for the provision of any item or service offered by the Support Services Company to any patients in any facility controlled, managed or operated by Support Services Company.

7.2 Reimbursement of Expenses. SPRPA also shall reimburse the Support Services Company on a monthly basis for Reimbursable Expenses. Support Services Company shall not be entitled to reimbursement for its general administrative expenses relating to its employment of its employees providing services hereunder. Support Services Company shall prepare an itemization of such Reimbursable Expenses to be submitted to the SPRPA prior to receiving reimbursement for such expenses.

7.3 Monthly Invoice. Support Services Company shall provide SPRPA with a monthly invoice for all amounts owed to Support Services Company under this Agreement. SPRPA shall arrange for payment of this invoice within thirty (30) days of receipt. Support Services Company has the right to assess interest charges on invoice balances not paid in full on or before the due date thereof at a rate equal to the lesser of 1.5% per month or the maximum rate permitted by law until paid in full.

7.4 Audits. Support Services Company shall have the right to audit SPRPA’s books and records solely as they relate to payment for Support Services Company’s services provided under this Agreement, but not more frequently than annually, and with not less than ten (10) business days’ prior written notice. SPRPA shall have the right to audit Support Services Company’s books and records solely as they relate to the services provided under this Agreement, but not more frequently than annually, and with not less than ten (10) business days’ prior written notice. Any such audit must be conducted during regular business hours and in a manner that avoids disrupting business operations. The party initiating the audit shall pay the reasonable cost of such audit; provided, however, that if an audit reveals an error in the initiating party’s favor by more than five percent (5%), the party whose books and records were audited shall pay for the reasonable cost of such audit. Disputes concerning audit results shall be resolved under Section 11.11.

7.5 Legal Costs. If Support Services Company initiates legal action to collect any amounts due from SPRPA, the prevailing party shall be entitled to reasonable attorney fees and other costs incurred in collection of any amounts not paid on or before the due date, regardless of whether litigation or other proceedings have been commenced.

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7.6 Disputes. All disputes concerning amounts owed Support Services Company shall be resolved in accordance with Section 11.11.

ARTICLE VIII

TERM AND TERMINATION

8.1 Term. The initial term of this Agreement shall commence on the Effective Date and shall continue for a period of twenty (20) years, unless earlier terminated pursuant to the provisions of Section 8.2 of this Agreement. The initial term and any renewal term shall be referred to herein as the “Term.”

8.2 Termination. This Agreement may be terminated as follows:

8.2.1 By mutual written agreement of the parties.

8.2.2 By either party if the other party: (i) either admits in writing its inability to pay its debts as they become due or makes an assignment for the benefit of creditors, and such was not the result of action or inaction on the part of the other party; or (ii) a receiver, trustee, liquidator or conservator is appointed for the party, or to take possession of all or substantially all of that party’s property; or (iii) a petition for insolvency, dissolution, liquidation or reorganization, or order for relief in which that party is named as a debtor is filed and that party fails to secure a stay or discharge within 45 days after such appointment or filing and such was not the result of action or inaction by the other party.

8.2.3 In the event of a Fundamental Regulatory Change as defined in Section 8.4, to the extent permitted by Section 8.4.

8.2.4 SPRPA may terminate this Agreement if Support Services Company is in material breach of its obligations hereunder as a result of the grossly negligent, or deliberately wrongful, acts or omissions of Support Services Company, and such material breach has directly resulted in Substantial Harm to SPRPA (a “Qualifying Breach”); provided, however, that prior to any such termination (i) SPRPA must send a notice to Support Services Company which identifies with specificity (a) the nature of the alleged breach by Support Services Company, (b) SPRPA’s determination as to what Support Services Company must do to remedy such Qualifying Breach and (c) the damages being suffered by SPRPA as a result of such Qualifying Breach; and (ii) Support Services shall have one hundred twenty (120) days following receipt of such notice to cure the breach or, with respect to a breach that is not capable of being cured within such one hundred twenty (120) day period, have engaged in a good faith effort to cure such breach as soon as practicable and cured such breach no later than 1 year following receipt of such notice. If, at the end of such one hundred twenty day (or 1 year) period, SPRPA believes that Support Services Company has failed to cure such breach (or engage in good faith efforts to cure such breach, as applicable), SPRPA shall send to Support Services Company a final notice of termination, in which case the termination of this Agreement shall be effective 90 days following the receipt of such final notice by Support Services Company unless Support Services Company objects in writing to SPRPA within such 90 day period that SPRPA has the right to terminate under this Section 8.2.4. If such an objection notice is delivered, no such termination will be effective unless and until SPRPA is determined to have the right to so terminate this Agreement pursuant to the dispute resolution mechanism set forth in Section 11.11. “Substantial Harm” means material harm to the financial condition of SPRPA.

In the event that SPRPA has sent Support Services Company a notice that it believes that there has occurred a Qualifying Breach and Support Services Company has not, within sixty (60) days of receipt of such notice, disputed in writing that a Qualifying Breach has occurred, SPRPA shall be entitled to retain a third party to provide such service(s) that Support Services Company is alleged to be failing to provide in the manner required hereunder (the “Deficient Services”)

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and Support Services Company shall indemnify SPRPA for its out of pocket costs and expenses incurred in retaining such third party until such Qualifying Breach has been remedied (or until this Agreement has been terminated in accordance with its terms). In the event that SPRPA has sent Support Services Company a notice that it believes that there has occurred a Qualifying Breach and Support Services Company, within sixty (60) days of receipt of such notice, disputes in writing that a Qualifying Breach has occurred, then SPRPA shall be entitled to retain a third party to provide the alleged Deficient Services, but Support Services Company shall not be obligated to indemnify SPRPA for its costs and expenses incurred in retaining such third party unless and until it is determined, in accordance with the provisions of Section 11.11, that a Qualifying Breach in fact occurred, in which case Support Services Company shall be responsible for indemnifying SPRPA for such out of pocket costs and expenses from the time the notice alleging the Qualifying Breach was received until the time when it is determined that such breach was remedied.

8.2.5 In the event of the termination of the Professional Services Agreement of even date herewith by and between SPRPA and Night Hawk Radiology Services LLC, then either party may terminate this Agreement by giving thirty (30) days written notice of termination to the other party; provided, however, that SPRPA may not terminate this Agreement under this Section 8.2.5 if such Professional Services Agreement was terminated under Section 13.2(a) of such agreement.

8.2.6 In the event that the Administrative Support Service Agreement of even date herewith by and between Support Services Company and Midwest Radiology, LLC terminates in accordance with Sections 8.2.1 – 8.2.4 thereto, then either party can terminate this Agreement by providing the other party with 30 days’ written notice.

Upon termination of this Agreement as herein provided, neither party shall have any further obligation hereunder except that: (i) obligations accruing prior to the date of termination under this Agreement shall survive termination of this Agreement (including SPRPA’s obligation to pay Support Services Company its Management Fee and all other amounts owing for past services performed); (ii) obligations, promises or covenants contained herein that are expressly or by operation of law made to extend beyond the term of this Agreement (e.g., indemnification, insurance, confidentiality, access to records) shall be so extended; and (iii) all books and records directly or indirectly related to the operations of SPRPA, and all patient and other records and documents relating to services provided by the Radiologists shall remain the property of SPRPA and any such records in the custody of Support Services Company shall be returned to SPRPA. Notwithstanding anything to the contrary in this Agreement, upon termination of this Agreement, Support Services Company shall continue to have a license to use all “de-identified” data and information that it has generated, directly or indirectly, in connection with services that it has rendered to SPRPA as and to the extent provided in the data license agreement between the parties of even date herewith.

8.3 Intentionally Omitted

8.4 [***]

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ARTICLE IX

LIMITATION ON LIABILITY

UNDER NO CIRCUMSTANCES SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY PUNITIVE DAMAGES.

ARTICLE X

LICENSE OF NAME AND MARKS

10.1 License of Name and Marks. SPRPA will arrange for the Support Services Company, during the Term of this Agreement, to have a nonexclusive, royalty-free license to use the name “St. Paul Radiology” and all related marks and logos owned or licensed by SPRPA; provided any such use by Support Services Company will be limited solely to and in connection with the provision of administrative support services hereunder for the benefit of SPRPA. Upon termination of this Agreement, all such rights shall terminate and revert to SPRPA.

ARTICLE XI

GENERAL

11.1 Relationship of Parties. The relationship of the parties is and shall be that of independent contractors, and nothing in this Agreement is intended as, and nothing shall be construed to create, an employer/employee partnership, or joint venture relationship between the parties, or to allow either to exercise control or direction over the manner or method by which the other performs the services that are the subject matter of this Agreement; provided, however, that the services to be provided hereunder shall always be furnished in a manner consistent with the standards governing such services and the provisions of this Agreement. Northing in this Agreement shall be construed to create an employer-employee relationship between Support Services Company and any SPRPA Employee.

11.2 Notices. Except as otherwise provided in this Agreement, any notice, payment, demand or communication required or permitted to be given by any provision of this Agreement shall be duly given

11.2.1 if delivered in writing, personally to the person to whom it is authorized to be given,

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11.2.2 if sent by certified mail or overnight courier service:

If to SPRPA, then to:

St. Paul Radiology, P.A.
166 Fourth Street East
St. Paul, Minnesota 55101
Attention: President

With a copy to:

Winthrop & Weinstine, P.A.
Suite 3500
225 South Sixth Street
Minneapolis, Minnesota 55402
Attention: Mark T. Johnson

If to Support Services Company, then to:

Midwest Physicians Services LLC
166 Fourth Street East
St. Paul, Minnesota 55101
Attention: President

and

Nighthawk Radiology Holdings, Inc.
250 Northwest Boulevard, Suite 202
Coeur d’Alene, Idaho 83814
Attention: General Counsel

Any such notice shall be deemed to be given as of the date so delivered if delivered personally or by overnight courier, or as of the date on which the same was deposited in the United States mail, postage prepaid, addressed and sent as aforesaid.

11.3 Section Captions. Section and other captions contained in this Agreement are for reference purposes only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

11.4 Applicable Law. This Agreement and the rights of the parties shall be governed by and construed and enforced in accordance with the laws of the State of Minnesota.

11.5 Severability; Interpretation. If any provision of this Agreement is held in a final judgment or determination of any court or administrative agency of competent jurisdiction to be overly broad or otherwise unenforceable in any respect, such provisions shall be deemed to be amended, and shall be binding on the parties to the maximum extent deemed reasonable and enforceable by such court or administrative agency. If either (i) any such provision is unenforceable because it cannot be so modified or (ii) any other provision or application thereof shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and any other application thereof shall not in any way be affected or impaired thereby. This Agreement shall be construed without regard to any presumption or other rule requiring construction hereof against the party causing this Agreement to be drafted.

11.6 Binding Effect. Except as herein otherwise provided to the contrary, this Agreement shall be binding upon, and inure to the benefit of, the parties and their respective legal representatives, successors, permitted transferees and assigns. Support Services Company shall be permitted to assign this Agreement without the consent

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of SPRPA to any third party other than any entity providing professional radiology services within fifty (50) miles of any hospital at which Radiologists provide professional radiology services (excluding teleradiology services) at the time of such assignment, and for purposes of clarity, no Change in Control of Support Services Company (or any affiliate of Support Services Agreement) shall require the consent of SPRPA. SPRPA shall not be permitted to assign or delegate any rights or obligations hereunder without the consent of Support Services Company, and any such assignment is strictly prohibited except with the written consent of the other parties hereto; provided, however, that such consent will not be unreasonably withheld, conditioned or delayed. Any Change in Control of SPRPA shall be deemed to be an assignment by SPRPA of this Agreement. A “Change in Control” means, with respect to any entity, (i) the sale, lease, exchange or other transfer, directly or indirectly, of all or substantially all of the assets of such entity, in one transaction or in a series of related transactions, to any third party (which includes for purposes of this Section 11.6 any affiliate of the party); (ii) the sale or other transfer of securities in a single transaction or series of related transactions occurring within a 180 day period representing, (x) in the case of membership units or partnership interests, units or interests entitling the holder thereof to be allocated 50% or more of the net income, net loss or distributions of the party, or, (y) in the case of other securities, securities representing 50% or more of the combined voting power of the party’s outstanding securities ordinarily having the right to vote at elections of directors; and/or (iii) the consummation of any transaction or series of transactions under which party is merged or consolidated with any other company, other than a merger or consolidation which would result in the members or security holders of the party immediately prior thereto continuing to own (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the surviving entity outstanding immediately after such merger or consolidation.

11.7 Terminology. All personal pronouns used in this Agreement, whether used in the masculine, feminine, or neuter gender, shall include all other genders; and the singular shall include the plural, and vice versa.

11.8 Amendment. This Agreement may not be amended except by the mutual written agreement of the parties.

11.9 Parties in Interest. Each and all of the covenants, terms, provisions and agreements herein contained shall be binding upon and inure to the benefit of the parties hereto and, to the extent permitted by this Agreement, their respective legal representatives, successors, permitted transferees and assigns.

11.10 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

11.11 Dispute Resolution. Except as provided in Section 6.3, any controversy, disputes or disagreements arising out of or relating to this Agreement shall be resolved pursuant to and in accordance with this Section 11.11. In the event of a dispute under this Agreement, the parties shall first attempt to resolve the dispute by submitting the matter in writing to their respective CEOs or their designees, collectively the Dispute Resolution Team (DRT). In the event that the DRT is unable to resolve the dispute within 30 days after submission of the matter to them, then the parties shall submit the matter in dispute to nonbinding mediation. The parties hereto shall mutually select the mediator and shall meet with the mediator at least twice within 30 days following such selection. If, through mediation, the parties are unable to resolve the matter at issue within 30 days after selecting a mediator, or if the parties are unable to agree upon a mediator, then the dispute shall be resolved through final and binding arbitration pursuant to the arbitration rules of the American Health Lawyers Association (“AHLA”), without submitting such dispute to be administered by the AHLA. A judgment upon the arbitration award may be entered in any court having jurisdiction over the controversy. The arbitration proceedings shall be held in Minneapolis or St. Paul, Minnesota at a location selected by Support Services Company. Minnesota law shall govern the resolution of the dispute pursuant to this Section 11.11. The parties may, if they are able to do so, agree upon one arbitrator; otherwise, there shall be three arbitrators, one named in writing by each party within 30 days after arbitration demand is served upon the other party, and the third arbitrator shall be selected by the two named arbitrators within 30 days after their appointment. If a party does not select an arbitrator within 30 days, the arbitrator selected by the other party shall select such arbitrator. The prevailing party (if reasonably ascertainable) shall be entitled to reimbursement of all of the prevailing party’s fees and expenses incurred in connection with the arbitration (including reasonable attorneys’ fees and payment of the expenses of the arbitrators). If the prevailing party is not reasonably ascertainable, then each party shall pay its own expenses of conducting the arbitration and one-half of the expenses of the arbitrators.

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11.12 Access to Books and Records by Governmental Officials. Upon written request of the Secretary of Health and Human Services or the Comptroller General or any other duly authorized representatives thereof, Support Services Company shall make available to the Secretary those contracts, books, documents and records necessary to verify the nature and extent of the cost of providing its services to the Radiologists. Such inspection shall be available up to four years after such services are rendered. If Support Services Company carries out any of the duties of this Agreement through subcontract with a value of Ten Thousand Dollars ($10,000) or more over a 12-month period with a related individual or organization, Support Services Company agrees to include this requirement in such subcontract. If a request from the Secretary or the Secretary’s representative is served on Support Services Company, Support Services Company will notify the SPRPA in writing as soon as reasonably practicable thereafter and in any event prior to responding to the request.

11.13 Entire Agreement. This Agreement constitutes the entire understanding and agreement among the parties with respect to the subject matter hereof and supersedes any prior agreements, understandings, representations or warranties between the parties, whether written or oral.

11.14 Waiver. No consent to, or waiver of, any breach or default on the part of any party to this Agreement shall be deemed or construed to be a consent to or waiver of any other breach or default in the performance by such party of the same or any other obligations of such party under this Agreement. Failure on the part of a non-breaching or non-defaulting party to complain of any act or failure to act on the part of a breaching or defaulting party, or to declare that party in breach or default, shall not constitute a consent by the non-breaching or non-defaulting party to such action or inaction or a waiver by the non-breaching or non-defaulting party of its rights under this Agreement.

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IN WITNESS WHEREOF, the parties have executed this Agreement by their respective duly-authorized representatives as of the day and year first above written.

St. Paul Radiology, P.A. (“SPRPA”)

By:	/s/ Joseph Tashjian
Joseph Tashjian
Chief Manager

Midwest Physicians Services, LLC (“Support Services Company”)

By:	/s/ Joseph Tashjian
Joseph Tashjian
Chief Manager

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EXHIBIT 1.23

Reimbursable Expenses

Reimbursable Expenses shall include all amounts paid by Support Services Company to third parties which are necessary to enable Support Services to fulfill its obligations hereunder except for the following:

1.	See Appendix 1.23-1.

2.	All ongoing third party expenses that are reflected in the historical financial statements of Support Services Company and that were not reimbursed to Support Services Company.

3.	Other expenses agreed to by the parties in writing from time to time as not being Reimbursable Expenses.

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EXHIBIT 2.2.6

SPRPA Corporate Compliance Program

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EXHIBIT 6.2

HIPAA Business Associate Agreement

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